Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 of Inhibikase Therapeutics, Inc. of our report dated July 22, 2020, which includes an explanatory paragraph related to Inhibikase Therapeutics, Inc.’s ability to continue as a going concern, on our audits of the financial statements of Inhibikase Therapeutics, Inc. as of December 31, 2019 and 2018 and for the years then ended. We also consent to the reference to our firm under the heading “Experts.”

/s/ CohnReznick LLP

Holmdel, New Jersey

July 22, 2020